Exhibit 5.1 to
                                        Form S-3 Registration Statement


                          RANDALL & DANSKIN, P.S.
                       1500 Seafirst Financial Center
                         West 601 Riverside Avenue
                         Spokane, Washington 99201
                         Telephone: (509) 747-2052


     July 17, 1995



     Gold Reserve Corporation
     1940 Seafirst Financial Center
     Spokane, Washington 99201

     Re:  Gold Reserve Corporation
          Registration Statement on Form S-3
          Our File No. 40078

     Gentlemen:

     We have acted as counsel for Gold Reserve Corporation (the "Company"), a Montana corporation, in connection with the preparation of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), for the registration of options for the purchase of 2,755,660 shares of the Company's common stock, without par value (the "Common Stock"), 2,755,660 shares of Common Stock to be issued upon exercise of the options, and 258,300 shares of Common Stock issuable pursuant to the Company's combined 401(k) salary reduction plan and employee stock ownership plan, all of which are to be offered and sold by the selling shareholders identified therein.

     As counsel to the Company, we are familiar with the corporate proceedings taken by the Company to authorize the filing of the Registration Statement. We have examined originals or copies otherwise certified or identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, we have relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company and upon certificates or representations of corporate officers of the Company. We have also considered those questions of law that we deemed relevant.

     Gold Reserve Corporation
     July 17, 1995
     Page 2



     In rendering this opinion, we call to your attention the fact that we are admitted to practice in the State of Washington and do not purport to be experts in the laws of any jurisdiction other than the laws of such state and the federal laws of the United States. Although we are not admitted to practice in the State of Montana, we are generally familiar with the corporate laws of such state and have relied upon standard compilations of such laws in expressing this opinion.

     Based upon the foregoing, it is our opinion that all of the shares of Common Stock registered pursuant to the Registration Statement are validly issued, fully paid and non-assessable, and that the options to purchase Common Stock, when exercised in accordance with their terms, will be validly issued, fully paid and nonassessable.

     We consent to the inclusion of this opinion in the Registration Statement as an exhibit.

     Very truly yours,

     RANDALL & DANSKIN, P.S.



     Douglas Siddoway